EXHIBIT 99.1

News Release

Ashland announces general counsel transition

Yvonne Winkler von Mohrenfels to succeed Peter J. Ganz, senior vice president, general counsel and secretary, and chief legal officer

WILMINGTON, Del., May 22, 2020 – Ashland Global Holdings Inc. (NYSE: ASH) today announced that the board of directors has approved the appointment of Yvonne Winkler von Mohrenfels as general counsel and secretary effective    Jan. 1, 2021. As part of the company’s ongoing transformation, Peter J. Ganz, senior vice president, general counsel and secretary, and chief legal and compliance officer has elected to retire from Ashland at the end of the calendar year. To support a smooth transition, Winkler von Mohrenfels will serve as deputy general counsel effective immediately.

Ganz joined Ashland in 2011 and has been responsible for managing Ashland’s legal and corporate governance matters as well as overseeing the company's ethics and compliance, government relations, risk and insurance and real estate functions.

“Peter has been a tremendous asset to Ashland, and I want to recognize and thank him for his outstanding contributions and leadership,” said Guillermo Novo, chairman and chief executive officer, Ashland. “Peter’s commitment to Ashland and our core values has been essential to managing important legacy legal issues and to the success of the company’s ongoing transformation.”

Winkler von Mohrenfels joined Ashland in 2009 and has significant international, business and corporate experience.  In addition to her role with Ashland, she has served in senior legal positions for chemicals, specialty materials and pharmaceutical companies.

“Yvonne’s proven track record of leadership at Ashland and broad legal experience will ensure a smooth transition for the general counsel role and position Ashland well for the future,” concluded Novo.

About Ashland
Ashland Global Holdings Inc. (NYSE: ASH) is a premier global specialty materials company serving customers in a wide range of consumer and industrial markets, including adhesives, architectural coatings, automotive, construction, energy, food and beverage, nutraceuticals, personal care and pharmaceutical. At Ashland, we are approximately 4,700 passionate, tenacious solvers – from renowned scientists and research chemists to talented engineers and plant operators – who thrive on developing practical, innovative and elegant solutions to complex problems for customers in more than 100 countries. Visit ashland.com to learn more.

™ Trademark, Ashland or its subsidiaries, registered in various countries.

Investor Relations:Media Relations:

Seth A. MrozekCarolmarie C. Brown

+1 (302) 594-5010 +1 (302) 995-3158

samrozek@ashland.comccbrown@ashland.com